Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEW SENIOR INVESTMENT GROUP INC.

Pursuant to Sections 228, 242 and 245 of the
Delaware General Corporation Law

New Senior Investment Group Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”), does hereby certify as follows:
(1)    The name of the Corporation is New Senior Investment Group Inc. The Corporation was originally formed as Newcastle Senior Living Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Newcastle Investment Corp. (“Newcastle”), on May 17, 2012. It subsequently was converted to a Delaware corporation and changed its name to New Healthcare Investment Corp. on May 30, 2014. On June 16, 2014, it changed its name to New Senior Investment Group Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on May 30, 2014, a certificate of amendment to the certificate of incorporation with respect to the name change was filed on June 16, 2014, and an amended and restated certificate of incorporation of the Corporation was filed on October 23, 2014.
(2)    This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.
(3)    This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented, including the Certificate of Designation of Series A Cumulative Perpetual Preferred Stock attached hereto as Exhibit A.
(4)    Effective as of June 13, 2019, the text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST: The name of the Corporation is New Senior Investment Group Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.
FOURTH:     (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is two billion one hundred million (2,100,000,000) shares of capital stock, consisting of (i) two billion (2,000,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) one hundred million (100,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
(b)    Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:
(1)    Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.
(2)    Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
(3)    Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.
(4)    No holder of shares of Common Stock shall have cumulative voting rights.
(5)    No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
(c)    Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
(d)    Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.
(a)The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(b)    The Board of Directors shall consist of not less than three nor more than nine members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no director vacancies.
(c)    The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors assigned at the time of the filing of this Amended and Restated Certificate of Incorporation shall terminate on the date of the first annual meeting of stockholders held after the Listing; the initial term of the Class II directors assigned at the time of the filing of this Amended and Restated Certificate of Incorporation shall terminate on the date of the second annual meeting of stockholders held after the Listing; and the term of the Class III directors assigned at the time of the filing of this

Amended and Restated Certificate of Incorporation shall terminate on the date of the third annual meeting of stockholders held after the Listing. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of the other directors of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.
(d)    Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors. The vacancy in the Board of Directors caused by any such removal shall be filled as provided in Part (f) of this Article FIFTH.
(e)    A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
(f)    Subject to the terms of any one or more classes or series of Preferred Stock, (i) any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and (ii) any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, by a sole remaining director or, solely in the event of the removal of the entire Board of Directors, by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.
(g)     If the Corporation elects to qualify for federal income tax treatment as a REIT (as defined in Article ELEVENTH), the Board of Directors shall use its reasonable best efforts to take such actions as it determines are necessary, desirable or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code (as defined in Article ELEVENTH). The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article ELEVENTH is no longer required for REIT qualification.
(h)    To the extent that the Corporation has incurred or the Board of Directors determines that the Corporation will incur any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation that is allocable to a stockholder that is a “disqualified organization” (as defined in Section 860E(e)(5) of the Code), the Board of Directors may, in its sole discretion, cause the Corporation to allocate such tax solely to the stock held by such disqualified organization in the manner described in Treasury Regulation Section 1.860E-2(b)(4), by reducing from one or more distributions paid to such stockholder the tax incurred by the Corporation pursuant to Section 860E(e)(6) as a result of such stockholder’s stock ownership.
(i)    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any bylaws adopted by the stockholders or the Board of Directors, as the case may be, as amended and/or restated from time to time (the “Bylaws”); provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
(j)    Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called at any time by either (i) the Chairman of the Board of Directors, if there be one, or (ii) the Chief Executive Officer, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such meetings. Such request shall state the purpose or purposes of the proposed meeting. The ability of the stockholders to call or cause a special meeting of stockholders to be called is hereby specifically denied.
SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SEVENTH.
The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.
The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.
Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation at any meeting of the stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the stockholders entitled to vote with respect to the subject matter thereof.
NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

TENTH: (a) Subject to Part (b) of this Article TENTH, the Bylaws may be altered, amended or repealed, in whole or in part, either (i) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon (and, for the avoidance of doubt, without approval of the Board of Directors) or (ii) by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no director vacancies (and, for the avoidance of doubt, without approval of the stockholders).
(b) Notwithstanding Part (a) of this Article TENTH, or any other provision of the Bylaws (and in addition to any other vote that may be required by law), (i) any amendment, alteration or repeal, in whole or in part, of Section 2.3 (Special Meetings), Section 2.11 (Consent of Stockholders in Lieu of Meeting), Section 3.1 (Duties and Powers), Section 3.2 (Number and Election of Directors), Section 3.3 (Vacancies), Section 3.6 (Resignations and Removals of Directors), Article XI (Amendments) and Article XII (Definitions) of the Bylaws (collectively, the “Specified Bylaws”) in effect on the first day on which Newcastle ceases to own 100% of the Capital Stock of the Corporation (which, for the avoidance of doubt, would include the adoption of any provision as part of the Bylaws that is inconsistent with the purpose and intent of the Specified Bylaws), shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon.
ELEVENTH: (a) Definitions. For purposes of this Article ELEVENTH, the following definitions shall apply:
“Aggregate Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Capital Stock, subject to the Board of Directors’ power under Part (b)(8) of this Article ELEVENTH hereof to increase or decrease such percentage. The value and number of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.
“Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Part (c)(6) of this Article ELEVENTH, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as amended and restated from time to time.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Common Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, subject to the Board of Directors’ power under Part (b)(8) of this Article ELEVENTH hereof to increase or decrease such percentage. The number and value of the outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.
“Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
“Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by the Certificate of Incorporation or by the Board of Directors pursuant to Part (b)(7) of this Article ELEVENTH.
“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Certificate of Incorporation or by the Board of Directors pursuant to this Article ELEVENTH and subject to adjustment pursuant to Part (b)(8) of this Article ELEVENTH, the percentage limit established for an Excepted Holder by the Board of Directors pursuant to Part (b)(7) of this Article ELEVENTH.

“Initial Date” shall mean the date on which Newcastle distributes the Capital Stock to its stockholders.
“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.
“NYSE” shall mean the New York Stock Exchange.
“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a group to which an Excepted Holder Limit applies.
“Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of this Article ELEVENTH, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of this Article ELEVENTH and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.
“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.
“Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Part (g) of Article FIFTH that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event or change in circumstances that causes any Person to acquire or possess Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
“Trust” shall mean any trust provided for in Part (c)(1) of this Article ELEVENTH.
“Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.
(b)     Capital Stock.
(1)     Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:
(a)     Basic Restrictions.
(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own either shares of Capital Stock in excess of the Aggregate Stock Ownership Limit or shares of Common Stock in excess of the Common Stock Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
(ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership to the extent that such Beneficial or Constructive Ownership would (i) result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) result in any Person failing to be an “independent contractor” (as defined in Section 856(d)(3) of the Code) with respect the Corporation if such failure would adversely affect the Corporation’s ability to qualify as a REIT. (For this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation)).
(iii) Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
(b)    Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Part (b)(1)(a)(i) or (b)(1)(a)(ii) of this Article ELEVENTH,
(i) then that number of shares of Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Part (b)(1)(a)(i) or (b)(1)(a)(ii) of this Article ELEVENTH (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Part (c) of this Article ELEVENTH, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Capital Stock; or
(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Part (b)(1)(a)(i) or (b)(1)(a)(ii) of this Article ELEVENTH, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Part (b)(1)(a)(i) or (b)(1)(a)(ii) of this Article ELEVENTH shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
(iii) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Part (b)(1)(b) and Part (c) of this Article ELEVENTH, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Part (b)(1)(b) of this Article ELEVENTH), and to the extent not inconsistent therewith, on a pro rata basis.
(iv) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Part (b)(1)(b) of this Article ELEVENTH, a violation of Part (b)(1)(a) of this Article ELEVENTH would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would result in the Capital Stock being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by less than 100 Persons), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of Part (b)(1)(a) of this Article ELEVENTH.
(2)     Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof (or other designees if permitted by the GCL) shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Part (b)(1)(a) of this Article ELEVENTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Part (b)(1)(a) of this Article ELEVENTH (whether or not such violation is intended), the Board of Directors or a committee thereof (or other designees if permitted by the GCL) shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Part (b)(1)(a) of this Article ELEVENTH shall automatically result in the transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.
(3)    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Part (b)(1)(a) of this Article ELEVENTH or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Part (b)(1)(b) of this Article ELEVENTH shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.
(4)    Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:
(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall promptly provide to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall promptly provide to the Corporation in writing such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.
(5)    Remedies Not Limited. Subject to Part (g) of Article FIFTH of the Certificate of Incorporation, nothing contained in this Article ELEVENTH shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.
(6)    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article ELEVENTH, or any definition contained in Part (a) of this Article ELEVENTH, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article ELEVENTH or any such definition with respect to any situation based on the facts known to it. In the event this Article ELEVENTH requires an action by the Board of Directors and the Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article ELEVENTH. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in this Article ELEVENTH) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of this Article ELEVENTH, such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.
(7)    Exceptions.
(a) Subject to Part (b)(1) of this Article ELEVENTH, the Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits and may establish or increase an Excepted Holder Limit for such Person if:
(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Part (b)(1)(a)(ii) of this Article ELEVENTH;
    (ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would (i) cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, or (ii) result in any Person failing to be an “independent contractor” (as defined in Section 856(d)(3) of the Code) with respect the Corporation if such failure would adversely affect the Corporation’s ability to qualify as a REIT, and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact; and
(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Part (b) of this Article ELEVENTH) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Part (b)(1)(b) and (c) of this Article ELEVENTH.
(b) Prior to granting any exception pursuant to Part (b)(7)(a) of this Article ELEVENTH, the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c) Subject to Part (b)(1)(a)(ii) of this Article ELEVENTH, an underwriter or placement agent or someone acting in a similar capacity that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as the case may be.
(8)    Change in Aggregate Stock Ownership Limit and Common Stock Ownership Limit. The Board of Directors may from time to time increase or decrease the Aggregate Stock Ownership Limit and Common Stock Ownership Limit; provided, however, that a decreased Aggregate Stock Ownership Limit or Common Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock or Common Stock, as the case may be, is in excess of such decreased Aggregate Stock Ownership Limit or Common Stock Ownership Limit until such time as such Person’s percentage of Capital Stock or Common Stock, as the case may be, equals or falls below the decreased Aggregate Stock Ownership Limit or Common Stock Ownership, but until such time as such Person’s percentage of Capital Stock or Common Stock, as the case may be, falls below such decreased Aggregate Stock Ownership Limit or Common Stock Ownership Limit, any further acquisition of Capital Stock or Common Stock will be in violation of the Aggregate Stock Ownership Limit or Common Stock Ownership Limit and, provided further, that the new Aggregate Stock Ownership Limit or Common Stock Ownership Limit would not allow five or fewer individuals (as defined in Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.
(9)    Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:
“The shares of any class or series of the Corporation’s stock (the “Capital Stock”) represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer (as each such capitalized term is defined in the Corporation’s Certificate of Incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”)) for the purpose of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Certificate of Incorporation, (i) no Person (as defined in the Certificate of Incorporation) may Beneficially Own or Constructively Own shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Common Stock unless such Person is an Excepted Holder (as defined in the Certificate of Incorporation), in which case the Excepted Holder Limit (as defined in the Certificate of Incorporation) shall be applicable; (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Capital Stock, unless such Person is an Excepted Holder, in which case the Excepted Holder Limit shall be applicable; (iii) no Person may Beneficially Own or Constructively Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock. Any Person who Beneficially Owns or Constructively Owns, or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the above restrictions on Beneficial Ownership, Constructive Ownership or Transfer described in (i) through (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitation will be automatically transferred to a Trust (as defined in the Certificate of Incorporation) for the benefit of one or more Charitable Beneficiaries (as defined in the Certificate of Incorporation). In addition, the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock; provided, however, that any Transfer or attempted Transfer or other event in violation of the above restrictions on Beneficial Ownership, Constructive Ownership and Transfer shall automatically result in the above transfer to the Trust and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors. The Board of Directors may, pursuant to Part (b)(8) of Article ELEVENTH of the Certificate of Incorporation, increase or decrease the percentage of Common Stock or Capital Stock that a person may Beneficially Own or Constructively Own.
A copy of the Certificate of Incorporation, including the above restrictions on Beneficial Ownership, Constructive Ownership and Transfer, will be furnished to each holder of Capital Stock on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office or to the Transfer Agent and Registrar.”
Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.
(c)    Transfer of Capital Stock in Trust.
(1)    Ownership in Trust. Upon any purported Transfer or other event described in Part (b)(1)(b) of this Article ELEVENTH that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Part (b)(1)(b) of this Article ELEVENTH. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Part (c)(6) of this Article ELEVENTH.
(2)    Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.
(3)    Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to the GCL, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article ELEVENTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
(4)    Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Part (b)(1)(a) of this Article ELEVENTH. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Part (c)(4) of this Article ELEVENTH. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Part (c)(3) of this Article ELEVENTH. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (a) such shares shall be deemed to have been sold on behalf of the Trust and (b) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Part (c)(4) of this Article ELEVENTH, such excess shall be paid to the Trustee upon demand.
(5)    Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Part (c)(3) of this Article

ELEVENTH. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Part (c)(4) of this Article ELEVENTH. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.
(6)     Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Part (b)(1)(a) of this Article ELEVENTH in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Part (b)(1)(b) of this Article ELEVENTH shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.
(d)    NYSE Transactions. Nothing in this Article ELEVENTH shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article ELEVENTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article ELEVENTH.
(e)    Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article ELEVENTH.
(f)    Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
(g)    Severability. If any provision of this Article ELEVENTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
TWELFTH:     The Corporation expressly elects not to be governed by Section 203 of GCL.
THIRTEENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Bylaws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH or TENTH of this Amended and Restated Certificate of Incorporation or this Article THIRTEENTH.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 13th day of June, 2019.

NEW SENIOR INVESTMENT GROUP INC.

By:    /s/ Lori B. Marino
Name:    Lori B. Marino
Title:    Executive Vice President,
General Counsel and Secretary

Exhibit A

CERTIFICATE OF DESIGNATION OF

SERIES A CUMULATIVE PERPETUAL PREFERRED STOCK OF
NEW SENIOR INVESTMENT GROUP INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
New Senior Investment Group Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), a duly authorized committee (the “Special Committee”) of the Board of Directors of the Corporation (the “Board of Directors”), on December 21, 2018, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:
RESOLVED, that pursuant to the authority vested in the Special Committee by resolutions of the Board of Directors, the Special Committee does hereby designate, create, authorize and provide for out of the 100,000,000 shares of preferred stock, par value $0.01 per share, authorized in Article Fourth of the Certificate of Incorporation, the issue of a series of preferred stock, par value $0.01 per share (the “Preferred Stock”), having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:
Section 1.Designation. The shares of such series of Preferred Stock shall be designated as Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), with a liquidation preference amount of $100 per share (the “Liquidation Preference”). For the avoidance of doubt, the Liquidation Preference shall not be subject to any upward or downward adjustment except as set forth in Section 11(a). The Series A Preferred Stock shall rank, with respect to payment of dividends and distributions, and the distribution of assets upon the voluntary or involuntary liquidation, winding-up or dissolution (a “Liquidation”) of the Corporation, (a) senior to the common stock of the Corporation (the “Common Stock”), whether now outstanding or hereafter issued, and to each other class or series of stock of the Corporation (including any class or series of preferred stock established after December 31, 2018 (the “Issue Date”) by the Board of Directors) the terms of which do not expressly provide that such class or series ranks senior to, or pari passu with, the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon the Liquidation of the Corporation (collectively, “Junior Stock”); (b) pari passu with each other class or series of stock of the Corporation (including any class or series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to payment of

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dividends and distributions, and the distribution of assets upon any Liquidation of the Corporation (collectively, “Parity Stock”); and (c) junior to each other class or series of stock of the Corporation (including any class or series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon any Liquidation of the Corporation (collectively, “Senior Stock”). The Corporation’s ability to issue Parity Stock and Senior Stock shall be subject to the provisions of Section 5.
Section 2.    Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 400,000. Such number may, from time to time, be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and in a manner permitted by the DGCL and the terms provided herein.
Section 3.    Dividends.
(a)    Rate. Holders of shares of Series A Preferred Stock shall be entitled to receive cash dividends on the Series A Preferred Stock at a rate per annum of 6.00% (the “Dividend Rate”) per share on the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share for all prior Dividend Payment Periods (as defined below). Dividends shall be cumulative and payable quarterly in arrears on the fifteenth (15th) calendar day (or the following Business Day if the fifteenth (15th) calendar day is not a Business Day) of January, April, July and October of each year (commencing on April 15, 2019) (each such date, a “Dividend Payment Date”, and the period from and including the Issue Date to the first Dividend Payment Date and each such quarterly period thereafter beginning on the day after the immediately preceding Dividend Payment Date and ending on and including the immediately following Dividend Payment Date are each referred to herein as a “Dividend Payment Period”); provided that if the declaration and payment of such dividends is not permitted either (x) under applicable law because the Corporation does not have sufficient profits, surplus or other funds legally available for the payment of such dividends or (y) under the terms of the Corporate Credit Facility (as defined below) (provided that, in the case of clause (y), the Corporation has also suspended the payment of any and all dividends on all other classes and series of capital stock of the Corporation), such dividends shall not be required to be declared or be paid or payable on such Dividend Payment Date, and instead, such dividends shall be declared, become payable and be paid on the first succeeding Dividend Payment Date on which the Corporation is not prohibited from declaring and paying such dividends (and, for the avoidance of doubt, such dividends shall be payable in addition to, and not in lieu of, any dividends which would otherwise be payable on such succeeding Dividend Payment Date); provided, further, that accrued and unpaid dividends for any prior quarterly period may be paid at any time. Dividends, whether or not declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available therefor, will accrue at the Dividend Rate on a daily basis from and including the Issue Date and computed on the basis of a 365-day year and the actual number of days elapsed for any Dividend Payment Period.

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(b)    Payment. The Corporation shall either pay the dividends payable on each Dividend Payment Date entirely in cash or, if the Corporation does not pay such Dividends entirely in cash on any Dividend Payment Date, then such accrued and unpaid dividends on each share of Series A Preferred Stock shall be accumulated and shall remain as an amount of accrued and unpaid Dividends on such share until paid in cash to the Holder thereof. Dividends shall accumulate whether or not in any Dividend Payment Period there have been profits, surplus or other funds of the Corporation legally available for the payment of such Dividends. If the Corporation does not pay Dividends entirely in cash on any Dividend Payment Date, then, not less than ten (10) days prior to such Dividend Payment Date, the Corporation (or Transfer Agent) shall provide to the Holders of record as of the applicable Dividend Record Date (as defined below), by first class mail, postage prepaid, addressed to the Holders of record at their respective last addresses appearing on the stock ledger of the Corporation, a statement setting forth the aggregate amount of accrued and unpaid dividends for such Dividend Payment Period and all prior Dividend Payment Periods with respect to each share of Series A Preferred Stock. Each dividend paid in cash shall be paid by wire transfer in immediately available funds to the account(s) designated by each Holder in writing given to the Corporation from time to time.
(c)    Record Date. Dividends shall be payable (i) in the case of dividends paid in cash on a Dividend Payment Date, to the Holders of record at the close of business on the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls and (ii) in the case of dividends that are initially not paid in cash and instead accumulated and subsequently paid upon a payment date established by the Corporation for such purpose, to the Holders of record the date that is ten (10) days prior to the applicable payment date of such accumulated and unpaid dividends (each such record date, a “Dividend Record Date”). For clarity, in the case of payments pursuant to Section 4 in connection with a Liquidation or pursuant to Section 6 in connection with a redemption, such payments (including in respect of dividends that are initially not paid in cash and instead accumulated) shall be made to Holders in accordance with such Sections.
(d)    Payment Restrictions. No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Corporation (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart in a segregated account for such payment, on all issued and outstanding Series A Preferred Stock and any Parity Stock for all Dividend Payment Periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full cumulative and unpaid dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared

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and paid pro rata so that the per share amount of dividends declared on the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other. Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock and any Parity Stock or Junior Stock, from time to time out of the funds of the Corporation legally available therefor, and the Series A Preferred Stock shall not be entitled to participate in any such dividends.
Section 4.    Liquidation Preference. In the event of any Liquidation of the Corporation, each Holder shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation (whether capital or surplus), before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount per share of Series A Preferred Stock held by such Holder equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share through and including the date of such Liquidation of the Corporation. Without limiting the provisions set forth in Section 6(c) below, none of (i) the sale of all or substantially all of the property or business of the Corporation (other than in connection with the Liquidation of the Corporation), (ii) the merger, division, conversion or consolidation of the Corporation into or with any other Person or (iii) the merger, division, conversion or consolidation of any other Person into or with the Corporation, shall constitute a Liquidation of the Corporation for the purposes of the immediately preceding sentence.
If the assets of the Corporation available for distribution to the Holders upon any Liquidation of the Corporation shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 4, no such distribution shall be made on account of any shares of Parity Stock upon such Liquidation unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which such Holders and holders of any Parity Stock are entitled upon such Liquidation, with the amount allocable to each class or series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each class or series and accrued and unpaid dividends to which each class or series is entitled.
After the payment to the Holders of the full preferential amounts provided for in this Section 4, such Holders such shall have no right or claim to any of the remaining assets of the Corporation.
Section 5.    Voting Rights. Holders of shares of Series A Preferred Stock will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 5. So long as any Series A Preferred Stock is outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, will be required to (i) alter or amend this Certificate of Designation (whether by amendment, merger or otherwise), (ii) alter or amend the provisions of the

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Certificate of Incorporation (whether by amendment, merger or otherwise) so as to adversely affect the powers, preferences, privileges or rights of the Holders of Series A Preferred Stock, (iii) authorize, create, issue or increase the authorized amount of, or any obligation or security convertible into or evidencing a right to purchase, any Series A Preferred Stock, Parity Stock or Senior Stock, (iv) classify or reclassify any authorized stock of the Corporation into any Parity Stock or Senior Stock, or any obligation or security convertible into or evidencing a right to purchase any Senior Stock or (v) enter into any contractual arrangements by the Corporation, other than the Corporate Credit Facility, that by their terms prohibit or restrict the payment of dividends by the Corporation with respect to the Series A Preferred Stock. For the avoidance of doubt, no such vote shall be required for the Corporation to authorize, create, issue or increase in the authorized amount of any capital stock or obligation or security not otherwise prohibited by clause (iii) of the preceding sentence.
Section 6.    Redemption.
(a)Redemption at the Option of the Corporation.
(i)    The Corporation, at the option of the Board of Directors, may redeem the Series A Preferred Stock in whole (but not in part), at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share up to but excluding the Corporation Redemption Date (as defined below), payable in cash out of funds of the Corporation legally available therefor.
(ii)    In the event the Corporation shall determine to redeem the Series A Preferred Stock pursuant to this Section 6(a), the Corporation will give notice of any such redemption (a “Corporation Notice of Redemption”) by first class mail, postage prepaid, to the Holders of record of the Series A Preferred Stock not less than ten (10) Business Days prior to the date on which such shares of Series A Preferred Stock are to be redeemed (the “Corporation Redemption Date”), including instructions for redemption. The Notice of Redemption shall specify the Corporation Redemption Date, the redemption price determined in accordance with this Section 6(a) and the place or places of payment. Failure to give notice to any Holder of record of the Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of record of the Series A Preferred Stock being redeemed.
(iii)    On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(a), and on the Corporation Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive payment of the redemption price by following the redemption instructions).
(iv)    Nothing contained in this Section 6 shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Series A Preferred Stock.

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(b)    Redemption at the Option of the Holder. (i) On or after December 31, 2020, the Holders of a majority of the then outstanding shares of Series A Preferred Stock will have the right to require the Corporation to redeem up to 50% of the then outstanding shares of Series A Preferred Stock, and (ii) on or after December 31, 2021, the Holders of a majority of the then outstanding shares of Series A Preferred Stock will have the right to require the Corporation to redeem up to 100% of the outstanding shares of Series A Preferred Stock, in each case, for cash at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such shares being redeemed up to but excluding the Holder Redemption Date (as defined below), by giving the Corporation written notice (a “Holder Notice of Redemption”) of the exercise of such right and specifying the date, which shall not be less than ten (10) Business Days after the date of such notice, on which such redemption is to be made (the “Holder Redemption Date”). On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(b) (which payment shall be made on a pro rata basis in the case of any partial redemption), and on the Holder Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive payment of the redemption price by following the redemption instructions).
(c)    Mandatory Redemption. Upon a Change of Control of the Corporation, the Corporation shall redeem 100% of the outstanding shares of Series A Preferred Stock upon closing of such Change of Control transaction for cash at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share up to but excluding the closing date of such Change of Control transaction (the “Change of Control Redemption Date”, and any Change of Control Redemption Date, Corporation Redemption Date or Holder Redemption Date, the “Redemption Date”). In the event of a Change of Control, the Corporation will give a notice (a “Change of Control Notice of Redemption”, and any Change of Control Notice of Redemption, Corporation Notice of Redemption or Holder Notice of Redemption, a “Notice of Redemption”) by first class mail, postage prepaid, to the Holders of record of the Series A Preferred Stock not less than ten (10) Business Days prior to the Change of Control Redemption Date, including instructions for redemption; provided, that the Change of Control Notice of Redemption given pursuant to this Section 6(c) may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Notice of Redemption is given. The Change of Control Notice of Redemption shall specify the Change of Control Redemption Date, the redemption price determined in accordance with this Section 6(c), and the place or places of payment. Failure to give notice to any Holder of record of the Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of record of the Series A Preferred Stock being redeemed. On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(c), and on the Change of Control Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accumulate

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and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive the payment of the redemption price by following the redemption instructions). If applicable law does not permit the Corporation to consummate such mandatory redemption because the Corporation does not have sufficient assets or funds legally available therefor, then upon such Change of Control, all then outstanding shares of Series A Preferred Stock shall be purchased from the Holders by the acquiring person in such Change of Control for cash at a price per share of Series A Preferred Stock equal to the same then applicable mandatory redemption price set forth in this Section 6(c).
(d)    Constructive Redemption. After the Notice of Redemption shall have been mailed, the Corporation may irrevocably deposit, for the pro rata benefit of the Holders of record of the Series A Preferred Stock called for redemption pursuant to Section 6(a), 6(b) or 6(c), as applicable, the funds necessary for such redemption (including funds sufficient to pay in cash any dividends that would accrue up to the applicable Redemption Date) (such funds, the “Constructive Redemption Amount”) in a segregated escrow account with a bank or trust company selected by the Board of Directors (which may not be an Affiliate of the Corporation) that has a capital and surplus of at least $250,000,000, with such escrow arrangements providing for the irrevocable release and payment of such funds to the Holders of record of the Series A Preferred Stock called for redemption. No interest shall accrue for the benefit of the Holders of shares of Series A Preferred Stock to be redeemed on such Constructive Redemption Amount so set aside by the Corporation. The payment obligations of the Corporation under Section 6(a), 6(b) or 6(c), as applicable, shall be deemed to be satisfied and discharged upon the irrevocable deposit of the Constructive Redemption Amount in accordance with the terms of this Section 6(d). Subject to applicable escheat laws, any portion of the Constructive Redemption Amount unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the Holders of shares of Series A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such Constructive Redemption Amount.
(e)    Real Estate Investment Trust Status; REIT Status Redemption. Notwithstanding anything to the contrary in this Certificate of Designation, (i) the Series A Preferred Stock shall be subject to the provisions of Article Eleventh of the Certificate of Incorporation, including the provisions thereof requiring shares of Capital Stock (including Series A Preferred Stock) Beneficially or Constructively Owned by a stockholder in excess of the Aggregate Stock Ownership Limit to automatically be transferred to a Trust for the benefit of a Charitable Beneficiary, and the Board of Directors and the Corporation shall have all rights and remedies provided in Article Eleventh of the Certificate of Incorporation, and (ii) without limiting the foregoing, the Corporation, at any time at the option of the Board of Directors, may redeem all or any portion of the Series A Preferred Stock, at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such shares being redeemed up to but excluding the REIT Status Redemption Date (as defined below), to the extent the Board of Directors determines in its sole discretion that such redemption is necessary or desirable to minimize the likelihood that any Person’s ownership of Series A Preferred Stock would cause a violation of the Aggregate Stock Ownership Limit or

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would otherwise jeopardize the Corporation’s status as a real estate investment trust for U.S. federal income tax purposes. In the event the Corporation shall determine to redeem all or any portion of the Series A Preferred Stock pursuant to this Section 6(e), the Corporation will give notice of any such redemption (a “REIT Status Notice of Redemption”) by first class mail, postage prepaid, to the Holders of record of such shares of Series A Preferred Stock not less than ten (10) Business Days prior to the date on which such shares of Series A Preferred Stock are to be redeemed (the “REIT Status Redemption Date”), including instructions for redemption. The REIT Status Notice of Redemption shall specify the REIT Status Redemption Date, the redemption price determined in accordance with this Section 6(e) and the place or places of payment. Failure to give notice to any Holder of record of the Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of record of the Series A Preferred Stock being redeemed. On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(e), and on the REIT Status Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive payment of the redemption price by following the redemption instructions). Capitalized terms used in this Section 6(e) but not defined in this Certificate of Designation shall have the meaning given to such terms in the Certificate of Incorporation.
Section 7.    Preemption and Conversion. Holders of shares of Series A Preferred Stock are not entitled to any preemptive, conversion or subscription rights in respect of any shares of capital stock or other securities of the Corporation.
Section 8.    Reacquired Shares. The shares of Series A Preferred Stock that have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.
Section 9.    Transfer of Shares.
(a)    Compliance with Securities Laws. The shares of Series A Preferred Stock have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws.
(b)    Legend. Each certificate representing shares of Series A Preferred Stock shall contain a legend substantially in the form of the Restricted Legend (or shall otherwise be subject to the Restricted Legend if issued in book-entry form). The Restricted Legend shall not be removed unless there is delivered to the Corporation and the Transfer Agent such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Corporation, that such shares of Series A Preferred Stock are not “restricted securities” within the meaning of Rule 144 under the Securities Act or

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may be transferred without any restrictions or conditions under that Rule. Upon provision of such satisfactory evidence, the Transfer Agent, at the direction of the Corporation, shall countersign and deliver shares of Series A Preferred Stock that do not bear the Restricted Legend (or shall otherwise remove the Restricted Legend if such shares are issued in book-entry form). The Corporation will refuse to register any transfer of shares of Series A Preferred Stock that is not made in accordance with the provisions of this Section 9.
Section 10.    Definitions. As used herein, the following terms shall have the following respective meanings; provided, that any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Certificate of Incorporation:
(a)    “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.
(b)    “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
(c)    “Change of Control” means (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act) that does not include the Holder of a majority of the shares of Series A Preferred Stock then outstanding or any Affiliate of such Holder; (ii) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least 50% of the voting equity of the surviving entity in such transaction; or (iii) the consummation of a transaction or series of transactions (including, without limitation, any merger, consolidation, tender offer, exchange offer or any other similar transaction) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the 1934 Act) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act), that does not include the Holder of a majority of the shares of Series A Preferred Stock then outstanding or any Affiliate of such Holder, becomes the “beneficial owner” (as such term is defined in Rule 13d–3 and Rule 13d–5 under the 1934 Act), directly or indirectly, of 50% or more of the voting power of the then issued and outstanding shares of capital stock of the Corporation.
(d)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(e)    “Corporate Credit Facility” means that Senior Secured Revolving Credit Facility in the amount of $125 million, which may be increased up to a maximum aggregate amount of $300 million, the terms of which are governed by that certain Credit Agreement, dated as of December 13, 2018, among the Corporation, as borrower, KeyBank National Association, as agent, the lenders party thereto and KeyBanc Capital Markets, Inc., as lead arranger, as such facility may be amended, modified, supplemented, refinanced or replaced from time to time.

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(f)    “Holder” means the Person in whose name a share of Series A Preferred Stock is registered.
(g)    “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Corporation or the Transfer Agent. The counsel may be an employee of or counsel to the Corporation or the Transfer Agent.
(h)    “Person” means any individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
(i)    “Restricted Legend” means a legend to the following effect:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
(j)    “Securities Act” means the Securities Act of 1933, as amended.
(k)    “Subsidiary” means, with respect to any Person, (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

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(l)    “Transfer Agent” means American Stock Transfer & Trust Company, LLC unless and until a successor is selected by the Corporation, and then such successor.
Section 11.    Miscellaneous.
(a)    Each of the Liquidation Preference and any dividend rate set forth herein shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (and such determination shall be conclusive and not subject to challenge by the Holders or any other party in the absence of bad faith) and submitted by the Board of Directors to the Transfer Agent.
(b)    Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the Holders of such shares shall look only to the general funds of the Corporation for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.
(c)    Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.
(d)    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
(e)    If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
(f)    Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the

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remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
(g)    If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed this 31st day of December 2018.
NEW SENIOR INVESTMENT GROUP INC.

By:	/s/ Robert F. Savage Name: Robert F. Savage Title: Chairman of the Special
Committee of the Board of
Directors